Exhibit 99.1

Airgain® Reports Second Quarter 2021 Financial Results

San Diego, CA, August 10, 2021 – Airgain, Inc. (Nasdaq: AIRG), a leading provider of advanced wireless connectivity solutions and technologies used to enable high performance wireless networking across a broad range of devices and markets, including consumer, enterprise, and automotive, today reported financial results for the second quarter ended June 30, 2021.

“We saw revenue growth with our integrated wireless systems business especially within the Industrial IoT and traditional enterprise Wi-Fi markets in the first half of 2021, and we expect that growth to continue in Q3 and beyond,” said Airgain’s President and Chief Executive Officer, Jacob Suen. “With AirgainConnect® revenue poised for growth in the coming quarters and the revenue contribution from our Enterprise products, we are very excited about Airgain’s strong growth prospects. Despite seeing current quarter pressure from transitory supply shortage constraints, we’ve made excellent progress in advancing our strategic mission to deliver higher levels of integrated wireless system solutions globally.”

Second Quarter 2021 Financial Highlights

•
Sales of $17.3 million
•
GAAP Gross margin of 42.2%
•
Non-GAAP gross margin of 42.8%
•
GAAP operating expenses of $10.0 million
•
Non-GAAP operating expenses of $6.8 million
•
GAAP net loss of $2.6 million or $(0.26) per share
•
Non-GAAP net income of $0.6 million or $0.05 per diluted share
•
Adjusted EBITDA of $0.7 million

Second Quarter 2021 Financial Results

Sales for the second quarter of 2021 were $17.3 million, of which $8.9 million was generated from the consumer market, $6.2 million from the enterprise market and $2.2 million from the automotive market. Sales decreased by 0.5%, or $0.1 million in the second quarter of 2021 compared to $17.4 million in the first quarter of 2021. Consumer sales declined from the first quarter of 2021 by $1.4 million primarily due to weakness from the chip shortage at one large North American service provider end customer as well as weakness from our international service provider end customers also due to the global chip shortage. Enterprise product sales increased from the first quarter of 2021 by $1.8 million driven by the product ramp of industrial Internet of Things devices through our acquisition of NimbeLink. Automotive sales decreased $0.5 million from the first quarter of 2021 driven mostly from the slower adoption of AirgainConnect products. Sales for the second quarter of 2021 increased by 51.1%, or $5.9 million from $11.4 million in the same year-ago period. The increase in sales from the second quarter of 2020 was primarily due to $4.8 million of revenue recognized from NimbeLink, which was acquired on January 7, 2021, and whose revenue is included in Airgain's enterprise market, as well as higher sales in our consumer and automotive markets.

3611 Valley Centre Drive, Suite 150 San Diego, CA 92130 USA +1 760 579 0200	1

GAAP gross profit for the second quarter of 2021 was $7.3 million compared to $6.9 million for the first quarter of 2021 and $5.4 million in the same year-ago period. Non-GAAP gross profit for the second quarter of 2021 was $7.4 million compared to $7.3 million for the first quarter of 2021 and $5.4 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures," below for further discussion of this non-GAAP measure).

GAAP gross margin for the second quarter of 2021 was 42.2%, compared to 39.7% for the first quarter of 2021 and 47.1% in the same year-ago period. The increase in gross margin compared to the first quarter of 2021 was primarily due to a one-time inventory step-up charge recorded in the first quarter of 2021 as well as favorable NimbeLink product mix. The decrease in gross margin compared to the second quarter of 2020 was primarily due to changes in the product mix including the sales of AirgainConnect and NimbeLink devices with lower product gross margins and higher amortization costs associated with the NimbeLink acquisition. Non-GAAP gross margin for the second quarter of 2021 was 42.8% compared to 42.2% for the first quarter of 2021 and 47.4% in the same year-ago period. Non-GAAP gross margin increased 60 basis points from the first quarter of 2021, and decreased 460 basis points from the same year-ago period primarily due to the impact of NimbeLink, higher production and procurement costs and product mix (see note regarding "Use of Non-GAAP Financial Measures," below for further discussion of this non-GAAP measure).

Total GAAP operating expenses for the second quarter of 2021 were $10.0 million, compared to $8.8 million for the first quarter of 2021 and $6.0 million in the same year-ago period. The higher operating expenses compared to the first quarter of 2021 were primarily due to a $1.6 million charge to reflect the change in the fair value of contingent consideration related to the NimbeLink acquisition. The higher operating expenses compared to the second quarter of 2020 were primarily due to the incremental expenses associated with NimbeLink. Non-GAAP operating expenses for the second quarter of 2021 were $6.8 million compared to $7.0 million in the first quarter of 2021 and $5.2 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures," below for further discussion of this non-GAAP measure).

GAAP net loss for the second quarter of 2021 was $2.6 million or $(0.26) per share (based on 10.0 million shares), compared to a GAAP net income of $0.2 million or $0.02 per share (based on 10.8 million diluted shares) for the first quarter of 2021 and a GAAP net loss of $0.7 million or $(0.08) per share (based on 9.7 million shares) in the same year-ago period. The $2.8 million decrease in net income compared to the first quarter of 2021 was due to an income tax benefit recorded in the first quarter of 2021 of $2.1 million as well as the $1.6 million charge in the second quarter 2021 related to the change in the fair value of contingent consideration related to the NimbeLink acquisition. Non-GAAP net income for the second quarter of 2021 was $0.6 million or $0.05 per share (based on 10.8 million diluted shares), compared to non-GAAP net income of $0.3 million or $0.03 per share (based on 10.8 million diluted shares) for the first quarter of 2021 and a non-GAAP net income of $0.2 million or $0.02 per share (based on 9.9 million diluted shares) for the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the second quarter of 2021 was $0.7 million, compared to adjusted EBITDA of $0.4 million for the first quarter of 2021 and $0.3 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

First Six Months 2021 Financial Highlights

•
Sales of $34.7 million
•
GAAP gross margin of 40.9%
•
Non-GAAP gross margin of 42.5%
•
GAAP operating expense of $18.8 million

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•
Non-GAAP operating expense of $13.8 million
•
GAAP net loss of $2.4 million or $(0.24) per share
•
Non-GAAP net income of $0.9 million or $0.08 per diluted share
•
Adjusted EBITDA of $1.1 million

First Six Months 2021 Financial Results

Sales for the first six months of 2021 were $34.7 million, of which $19.2 million was generated from the consumer market, $10.5 million from the enterprise market and $4.9 million from the automotive market. Sales increased by 53.0%, or $12.0 million in the first six months of 2021 compared to $22.7 million in the same year-ago period. The increase in sales was primarily due to $8.0 million of revenue recognized from NimbeLink as well as and higher sales in Airgain's consumer and automotive markets.

GAAP gross profit for the first six months of 2021 was $14.2 million compared to $10.7 million in the same year-ago period. Non-GAAP gross profit for the first six months of 2021 was $14.7 million compared to $10.8 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures," below for further discussion of this non-GAAP measure).

GAAP gross margin for the first six months of 2021 was 40.9%, compared to 47.3% in the same year-ago period. The decrease in gross margin was primarily due to changes in the product mix including the sales of AirgainConnect and NimbeLink devices with lower product gross margins, as well as an inventory step-up adjustment and higher amortization costs associated with the NimbeLink acquisition. Non-GAAP gross margin for the first six months of 2021 was 42.5%, compared to 47.6% in the same year-ago period. Non-GAAP gross margin decreased 510 basis points from the same year-ago period primarily due to the impact of NimbeLink, higher production and procurement costs and product mix (see note regarding "Use of Non-GAAP Financial Measures," below for further discussion of this non-GAAP measure).

Total GAAP operating expenses for the first six months of 2021 were $18.8 million, compared to $12.6 million in the same year-ago period. The higher operating expenses were primarily due to the incremental operating expenses from NimbeLink as well as the change in fair value of contingent consideration of $1.6 million in related to NimbeLink acquisition. Non-GAAP operating expense for the first six months of 2021 was $13.8 million, compared to $11.1 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures," below for further discussion of this non-GAAP measure).

GAAP net loss for the first six months of 2021 was $2.4 million or $(0.24) per share (based on 9.9 million shares), compared to a GAAP net loss of $1.9 million or $(0.20) per share (based on 9.7 million shares) in the same year-ago period. The increase in net loss compared to the first six months of 2020 was due to increased operating expenses, partially offset by increased gross profit and a $2.2 million tax benefit. In connection with the NimbeLink acquisition, deferred tax liabilities associated with the intangible assets were recorded in the first quarter on 2021. As a result, a $2.3 million release of the valuation allowance was recorded in the first quarter of 2021. During the second quarter of 2021, a fair value adjustment of $1.6 million for the change of contingent consideration related to the NimbeLink acquisition was recorded in operating expenses. Non-GAAP net income for the first six months of 2021 was $0.9 million or $0.08 per share (based on 10.8 million diluted shares), compared to non-GAAP net loss of $0.3 million or $(0.03) per share (based on 9.7 million shares) in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

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Adjusted EBITDA for the first six months of 2021 was $1.1 million, compared to $(0.03) million for the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Third Quarter 2021 Financial Outlook

•
Sales are expected to be in the range of $15.0 million to $17.0 million, representing a quarter-over-quarter decrease of 7.5% at midpoint
•
GAAP gross margin is expected to be in the range of 38.4% to 40.4%
•
Non-GAAP gross margin is expected to be in the range of 39.0% to 41.0%
•
GAAP operating expense is expected to be $9.0 million, plus or minus $0.1 million
•
Non-GAAP operating expense is expected to be $6.9 million, plus or minus $0.1 million
•
GAAP net loss per share is expected to be $0.27 at midpoint
•
Non-GAAP net loss per share is expected to be $0.05 at midpoint
•
Adjusted EBITDA is expected to be $(0.35) million at midpoint

Our financial outlook for the three months ending September 30, 2021, including reconciliations of GAAP to non-GAAP measures can be found at the end of this press release.

Conference Call

Airgain management will hold a conference call today (Tuesday, August 10, 2021) at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss financial results for the second quarter ended June 30, 2021.

Airgain management will host the presentation, followed by a question-and-answer period.

Date: Tuesday, August 10, 2021

Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

Please follow the below web address to register for the Second Quarter 2021 Conference Call. Upon registering, you will be provided call details with a unique ID. There will be a reminder email sent out to all registered participants.

Registration: https://www.directeventreg.com/registration/event/7074966

The conference call will be broadcast simultaneously and available for replay via the investor relations section of the company's website.

A replay of the call is available after 8:00 p.m. Eastern Time on the same day through September 10, 2021.

U.S. replay dial-in: (800) 585-8367 or (416) 621-4642
Conference ID: 7074966

About Airgain, Inc.

Airgain is a leading provider of advanced wireless connectivity solutions and technologies used to enable high performance wireless networking across a broad range of devices and markets, including consumer, enterprise, and automotive. Airgain's

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mission is to connect the world through advanced antenna systems and integrated wireless solutions. Combining design-led thinking with testing and development, Airgain's technologies are deployed in carrier, fleet, enterprise, residential, private, government, and public safety wireless networks and systems, including set-top boxes, access points, routers, modems, gateways, media adapters, portables, digital televisions, sensors, fleet, and asset tracking devices. Through its pedigree in the design, integration, and testing of high-performance embedded antenna technology, Airgain has become a leading provider to the residential wireless local area networking, also known as WLAN, market, supplying to leading carriers, original equipment manufacturers, or OEMs, original design manufacturers, or ODMs, and chipset manufacturers who depend on Airgain to achieve their wireless performance goals. Airgain is headquartered in San Diego, California, and maintains design and test centers in the U.S., U.K., and China. For more information, visit airgain.com, or follow Airgain on LinkedIn and Twitter.

Airgain and the Airgain logo are registered trademarks of Airgain, Inc.

Forward-Looking Statements

Airgain cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding our third quarter 2021 financial outlook and prospects for future growth across our markets, including for AirgainConnect. The inclusion of forward-looking statements should not be regarded as a representation by Airgain that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the market for our antenna products is developing and may not develop as we expect; our operating results may fluctuate significantly, including based on seasonal factors, which makes future operating results difficult to predict and could cause our operating results to fall below expectations or guidance; supply constraints on our and our customer's ability to obtain necessary components in our respective supply chains may negatively affect our sales and operating results; the COVID-19 pandemic may continue to disrupt and otherwise adversely affect our operations and those of our suppliers, partners, distributors and ultimate end customers, and the overall supply chain that our antennas are used in, as well as adversely affecting the general U.S. and global economic conditions and financial markets, and, ultimately, our sales and operating results; our products are subject to intense competition, including competition from the customers to whom we sell and competitive pressures from existing and new companies may harm our business, sales, growth rates, and market share; risks associated with the performance of our products; our future success depends on our ability to develop and successfully introduce new and enhanced products for the wireless market that meet the needs of our customers, including our ability to transition to provide a more diverse solutions capability; we sell to customers who are price conscious, and a few customers represent a significant portion of our sales, and if we lose any of these customers, our sales could decrease significantly; we rely on a few contract manufacturers to produce and ship all of our products, a single or limited number of suppliers for some components of our products and channel partners to sell and support our products, and the failure to manage our relationships with these parties successfully could adversely affect our ability to market and sell our products; if we cannot protect our intellectual property rights, our competitive position could be harmed or we could incur significant expenses to enforce our rights; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain

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certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) attributable to common stockholders (non-GAAP net income (loss)), non-GAAP net income (loss) per (basic or diluted) share (non-GAAP EPS), non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin. We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock awards; other income as well as interest income offset by interest expense; depreciation and/or amortization; change in the fair value of contingent consideration, acquisition-related expenses, amortization of inventory step-up and provision (benefit) for income taxes. In computing non-GAAP operating expense, we exclude stock-based compensation expense, amortization of intangibles, change in the fair value of contingent consideration and acquisition-related expenses. In computing non-GAAP gross profit and non-GAAP gross margin, we exclude stock-based compensation expense, amortization of inventory step-up and amortization of intangible assets. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash operating expenses; we believe that providing non-GAAP financial measures that exclude non-cash expense allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control and are not necessarily reflective of operational performance during a period.

Our non-GAAP measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Reconciliations with specific adjustments to GAAP results and outlooks are provided at the end of this release.

Airgain Contact

David B. Lyle

Chief Financial Officer

Airgain, Inc.

investors@airgain.com

Airgain Investor Contact

Matt Glover

Gateway Group, Inc.

+1 949 574 3860

AIRG@gatewayir.com

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Airgain, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except par value)

	2021	2020
Assets
Current assets:
Cash and cash equivalents	$20,240	$38,173
Trade accounts receivable	11,644	4,782
Inventory	4,549	1,016
Prepaid expenses and other current assets	1,767	1,462
Total current assets	38,200	45,433
Property and equipment, net	2,771	2,377
Leased right-of-use assets	3,081	—
Goodwill	10,845	3,700
Intangible assets, net	15,750	3,168
Other assets	496	249
Total assets	$71,143	$54,927
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,105	$2,975
Accrued compensation	1,923	2,655
Accrued liabilities and other	1,836	1,187
Short-term lease liabilities	883	—
Deferred purchase price liabilities	8,243	—
Current portion of deferred rent obligation under operating lease	—	39
Total current liabilities	18,990	6,856
Deferred tax liability	97	58
Long-term lease liabilities	2,470	—
Deferred rent obligation under operating lease	—	271
Total liabilities	21,557	7,185
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, par value $0.0001, 200,000 shares authorized; 10,612 shares issued and 10,077 shares outstanding at June 30, 2021; and 10,318 shares issued and 9,784 shares outstanding at December 31, 2020	104,572	100,356
Treasury stock, at cost: 534 shares at June 30, 2021 and December 31, 2020.	(5,267)	(5,267)
Accumulated deficit	(49,719)	(47,347)
Total stockholders’ equity	49,586	47,742
Total liabilities and stockholders’ equity	$71,143	$54,927

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Airgain, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended June 30,			Six months ended June 30,
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Sales	$17,297	$17,377	$11,446	$34,674	$22,662
Cost of goods sold	9,998	10,480	6,052	20,478	11,943
Gross profit	7,299	6,897	5,394	14,196	10,719
Operating expenses:
Research and development	2,726	2,706	2,224	5,432	4,642
Sales and marketing	2,489	2,439	1,379	4,928	2,918
General and administrative	3,261	3,633	2,389	6,894	5,067
Change in fair value of contingent consideration	1,557	—	—	1,557	—
Total operating expenses	10,033	8,778	5,992	18,811	12,627
Loss from operations	(2,734)	(1,881)	(598)	(4,615)	(1,908)
Other expense (income):
Interest income, net	(7)	(8)	(47)	(15)	(171)
Other expense	9	7	11	16	11
Total other expense (income)	2	(1)	(36)	1	(160)
Loss before income taxes	(2,736)	(1,880)	(562)	(4,616)	(1,748)
Provision (benefit) for income taxes	(127)	(2,117)	174	(2,244)	190
Net income (loss)	$(2,609)	$237	$(736)	$(2,372)	$(1,938)
Net income (loss) per share:
Basic	$(0.26)	$0.02	$(0.08)	$(0.24)	$(0.20)
Diluted	$(0.26)	$0.02	$(0.08)	$(0.24)	$(0.20)
Weighted average shares used in calculating income (loss) per share:
Basic	10,026	9,869	9,683	9,948	9,686
Diluted	10,026	10,839	9,683	9,948	9,686

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Airgain, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(2,372)	$(1,938)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	258	242
Loss on disposal of property and equipment	—	11
Amortization of intangible assets	1,483	322
Amortization of premium on investments, net	—	27
Stock-based compensation	1,936	1,322
Change in fair value of contingent consideration	1,557	—
Deferred tax liability	(2,291)	(22)
Changes in operating assets and liabilities:
Trade accounts receivable	(5,735)	3,069
Inventory	(1,861)	322
Prepaid expenses and other assets	(265)	188
Other assets	48	—
Accounts payable	2,356	(1,576)
Accrued compensation	(871)	(845)
Accrued liabilities and other	217	168
Lease liabilities	(39)	—
Net cash provided by (used in) operating activities	(5,579)	1,290
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(14,185)	—
Purchases of available-for-sale securities	—	(752)
Maturities of available-for-sale securities	—	15,899
Purchases of property and equipment	(409)	(349)
Net cash provided by (used in) investing activities	(14,594)	14,798
Cash flows from financing activities:
Repurchases of common stock	—	(608)
Proceeds from issuance of common stock, net	2,240	91
Net cash provided by (used in) financing activities	2,240	(517)
Net increase (decrease) in cash, cash equivalents and restricted cash	(17,933)	15,571
Cash, cash equivalents, and restricted cash; beginning of period	38,348	13,197
Cash, cash equivalents, and restricted cash; end of period	$20,415	$28,768

Supplemental disclosure of cash flow information:
Taxes paid	$58	$59
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets recorded upon adoption of ASC 842	$3,199	$—
Leased liabilities recorded upon adoption of ASC 842	$3,519	$—
Accrual of property and equipment	$94	$—

Cash and cash equivalents	$20,240	$28,593
Restricted cash included in other assets	175	175
Total cash, cash equivalents, and restricted cash	$20,415	$28,768

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Airgain, Inc.

Unaudited Sales by Target Market

(in thousands)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
Target Market	2021	2021	2020	2021	2020
Consumer	$8,905	$10,296	$8,645	$19,201	$17,108
Enterprise	6,152	4,382	979	10,534	1,781
Automotive	2,240	2,699	1,822	4,939	3,773
Total sales	$17,297	$17,377	$11,446	$34,674	$22,662

Airgain, Inc.

Unaudited Stock-Based Compensation Expense by Department

(in thousands)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Cost of goods sold	$1	$1	$—	$2	$—
Research and development	176	204	149	380	301
Sales and marketing	213	215	100	428	190
General and administrative	618	508	405	1,126	831
Total stock-based compensation expense	$1,008	$928	$654	$1,936	$1,322

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Airgain, Inc. (in thousands)

Unaudited Reconciliation of GAAP to non-GAAP Gross Profit

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Gross profit	$7,299	$6,897	$5,394	$14,196	$10,719
Stock-based compensation	1	1	—	2	—
Amortization of intangible assets	101	82	34	183	67
Amortization of inventory step-up	—	352	—	352	—
Non-GAAP gross profit	$7,401	$7,332	$5,428	$14,733	$10,786

Unaudited Reconciliation of GAAP to non-GAAP Gross Margin

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Gross margin	42.2%	39.7%	47.1%	40.9%	47.3%
Stock-based compensation	0.0%	0.0%	0.0%	0.0%	0.0%
Amortization of intangible assets	0.6%	0.5%	0.3%	0.6%	0.3%
Amortization of inventory step-up	0.0%	2.0%	0.0%	1.0%	0.0%
Non-GAAP gross margin	42.8%	42.2%	47.4%	42.5%	47.6%

Unaudited Reconciliation of GAAP to non-GAAP Operating Expenses

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Operating expenses	$10,033	$8,778	$5,992	$18,811	$12,627
Stock-based compensation expense	(1,007)	(927)	(654)	(1,934)	(1,322)
Amortization of intangible assets	(666)	(634)	(124)	(1,300)	(255)
Change in fair value of contingent consideration	(1,557)	—	—	(1,557)	—
Acquisition-related expenses	—	(189)	—	(189)	—
Non-GAAP operating expenses	$6,803	$7,028	$5,214	$13,831	$11,050

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Airgain, Inc.

(in thousands, except per share data)

Unaudited Reconciliation of GAAP to non-GAAP Net Income (Loss)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Net income (loss)	$(2,609)	$237	$(736)	$(2,372)	$(1,938)
Stock-based compensation expense	1,008	928	654	1,936	1,322
Amortization of intangible assets	767	716	158	1,483	322
Change in fair value of contingent consideration	1,557	—	—	1,557	—
Acquisition-related expenses	—	189	—	189	—
Amortization of inventory step-up	—	352	—	352	—
Other income	(7)	(8)	(36)	(15)	(160)
Provision (benefit) for income taxes	(127)	(2,117)	174	(2,244)	190
Non-GAAP net income (loss) attributable to common stockholders	$589	$297	$214	$886	$(264)

Non-GAAP net income (loss) per share:
Basic	$0.06	$0.03	$0.02	$0.09	$(0.03)
Diluted	$0.05	$0.03	$0.02	$0.08	$(0.03)
Weighted average shares used in calculating non-GAAP net income (loss) per share:
Basic	10,026	9,869	9,683	9,948	9,686
Diluted	10,786	10,839	9,857	10,830	9,686

Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Net income (loss)	$(2,609)	$237	$(736)	$(2,372)	$(1,938)
Stock-based compensation expense	1,008	928	654	1,936	1,322
Depreciation and amortization	894	847	278	1,741	564
Change in fair value of contingent consideration	1,557	—	—	1,557	—
Amortization of inventory step-up	—	352	—	352	—
Acquisition-related expenses	—	189	—	189	—
Other income	(7)	(8)	(47)	(15)	(171)
Provision (benefit) for income taxes	(127)	(2,117)	174	(2,244)	190
Adjusted EBITDA	$716	$428	$323	$1,144	$(33)

3611 Valley Centre Drive, Suite 150 San Diego, CA 92130 USA +1 760 579 0200	12

Q3-2021 Financial Outlook

Reconciliations of GAAP to Non-GAAP Gross Margin, Operating Expense, Net Loss, EPS and to Adjusted EBITDA
For the Three Months Ended September 30, 2021
(in millions, except per share data)

Gross Margin Reconciliation:
GAAP gross margin	39.4%
Amortization	0.6%
Non-GAAP gross margin	40.0%

Operating Expense Reconciliation:		EPS Reconciliation(1):
GAAP operating expenses	$8.97	GAAP EPS	$(0.27)
Stock-based compensation	(1.10)	Stock-based compensation	0.11
Amortization	(0.67)	Amortization	0.08
Change in fair value of contingent consideration	(0.30)	Change in fair value of contingent consideration	0.03
Non-GAAP operating expenses	$6.90	Non-GAAP EPS	$(0.05)

Net Loss Reconciliation		Adjusted EBITDA Reconciliation
GAAP net loss	$(2.71)	GAAP net loss	$(2.71)
Stock-based compensation	1.10	Stock-based compensation	1.10
Amortization	0.77	Depreciation and amortization	0.92
Change in fair value of contingent consideration	0.30	Change in fair value of contingent consideration	0.30
Interest income, net	(0.01)	Interest income, net	(0.01)
Provision for income taxes	0.05	Provision for income taxes	0.05
Non-GAAP net loss	$(0.50)	Adjusted EBITDA	$(0.35)

(1) Amounts are based on 10.2 million basic and 10.9 million diluted weighted average shares outstanding.

3611 Valley Centre Drive, Suite 150 San Diego, CA 92130 USA +1 760 579 0200	13